Exhibit 99.1

CONSENT TO JOINT FILING

OF SCHEDULE 13G

Pursuant to Rule 13d-1(k)(1)(iii) of the Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is, and any future amendments thereto may be, filed on behalf of each of them.

Dated: February 22, 2006

/s/ Xiaodong Wu
Mr. Xiaodong Wu

Chengxuan International Ltd.

By:	/s/ Xiaodong Wu
Name:	Xiaodong Wu
Title:	Sole Beneficial Owner and Director